Exhibit 99.1

Nevro Enters Into Cooperation Agreement With Engaged Capital

Appoints Kirt P. Karros to Board of Directors

REDWOOD CITY, Calif. – Feb. 21, 2024 – Nevro Corp. (NYSE: NVRO), a global medical device company that is delivering comprehensive, life-changing solutions for the treatment of chronic pain, today announced that it has entered into a Cooperation Agreement with Engaged Capital, LLC (“Engaged Capital”), pursuant to which Kirt P. Karros has been appointed to Nevro’s Board of Directors (“the Board”) as well as the Audit Committee of the Board effective February 20, 2024.

Mr. Karros is an accomplished finance executive with extensive experience in finance, including capital allocation and financial planning and analysis, as well as strategic planning, risk management, mergers and acquisitions, investment management and investor relations.

“We are pleased to welcome Kirt Karros to our Board. He brings a wealth of finance, strategy and investment experience that will further enhance our Board,” said Keith Grossman, Chairman of Nevro’s Board.

“We appreciate our collaborative and constructive engagement with Nevro’s Board and members of its executive management team and are pleased to have reached an agreement to bring Kirt into the boardroom. Kirt’s experience as both an investor and corporate finance professional will bring valuable experience in the areas of capital allocation and financial management that we believe will benefit all Nevro stockholders,” said Glenn W. Welling, Founder and Chief Investment Officer at Engaged Capital.

Kirt Karros Bio

Since November 2015, Mr. Karros has served as Senior Vice President, Finance and Treasurer of Hewlett Packard Enterprise, and previously served as Senior Vice President, Finance and Treasurer as well as Head of Investor Relations of Hewlett Packard Company. Prior to joining Hewlett Packard Company,
Mr. Karros was a Principal and Managing Director of Research at Relational Investors LLC and a member of the firm’s investment committee. While at Relational Investors, he assisted in identifying, evaluating, monitoring, and engaging portfolio companies and led the research team that focused on the technology, media, telecommunications, and energy sectors. Mr. Karros currently serves as the Executive Chairman of H3C Technologies and previously served on the board of directors of both PMC-Sierra, Inc. and Innerworkings, Inc., where he was a member of the Compensation Committee for both companies.

Previously, Mr. Karros was an investment banker at Relational Advisors LLC where he advised clients on mergers and acquisitions and capital markets’ financings and was an accountant at Arthur Andersen LLP. He is a Certified Public Accountant (inactive) and holds the professional designation of Chartered Financial Analyst. Mr. Karros earned his B.A. in Business Administration and Master of Science in Accounting from San Diego State University.

About Nevro

Headquartered in Redwood City, California, Nevro is a global medical device company focused on delivering comprehensive, life-changing solutions that continue to set the standard for enduring patient outcomes in chronic pain treatment. The company started with a simple mission to help more patients suffering from debilitating pain and developed its proprietary 10 kHz Therapy™, an evidence-based, non-pharmacologic innovation that has impacted the lives of more than 100,000 patients globally. Nevro's comprehensive HFX™ spinal cord stimulation (SCS) platform includes the Senza® SCS system and support services for the treatment of chronic pain of the trunk and limb and painful diabetic neuropathy.

Nevro recently added a minimally invasive treatment option for patients suffering from chronic sacroiliac joint ("SI joint") pain and now provides the most comprehensive portfolio of products in the SI joint fusion space, designed to meet the preferences of physicians and varying patient needs in order to improve outcomes and quality of life for patients.

Senza®, Senza II®, Senza Omnia®, and HFX iQ™ are the only SCS systems that deliver Nevro's proprietary 10 kHz Therapy™. Nevro's unique support services provide every patient with HFX Coach™ support throughout their pain relief journey and every physician with HFX Cloud™ insights for enhanced patient and practice management.

SENZA, SENZA II, SENZA OMNIA, OMNIA, HF10, the HF10 logo, 10 kHz Therapy, HFX, the HFX logo, HFX iQ, the HFX iQ logo, HFX Algorithm, HFX CONNECT, the HFX Connect logo, HFX ACCESS, the HFX Access logo, HFX COACH, the HFX Coach logo, HFX CLOUD, the HFX Cloud logo, RELIEF MULTIPLIED, the X logo, NEVRO, and the NEVRO logo are trademarks or registered trademarks of Nevro Corp. Patents covering Senza HFX iQ and other Nevro products are listed at Nevro.com/patents.

To learn more about Nevro, connect with us on LinkedIn, X, Facebook, and Instagram.

About Engaged Capital

Engaged Capital, LLC (“Engaged Capital”) is an investment advisor with a private equity-like investing style in the U.S. public equity markets. Engaged Capital seeks to help build sustainable businesses that create long-term stockholder value by engaging with and bringing an owner’s perspective to the managements and boards of undervalued public companies and working with them to unlock the embedded value within their businesses. Engaged Capital focuses on delivering superior, long-term, risk-adjusted returns for its limited partners. Engaged Capital was established in 2012 and is based in Newport Beach, California. Learn more at www.engagedcapital.com.

Investor and Media Contact:

Angie McCabe

Vice President, Investor Relations & Corporate Communications

angeline.mccabe@nevro.com

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